Exhibit 10.1
SECURITIES PURCHASE AGREEMENT

    This Securities Purchase Agreement (this “Agreement”) is made effective as of April 19, 2024 (the “Effective Date”), by and among Ren Fuel K2B AB, a Swedish bioenergy innovation company (company Reg. No. 556858-0939) (the “Company”), Kat2Biz AB (company Reg. No. 556874-3677) (“K2B”) and Bällstaudde Förvaltning AB (company Reg. No. 556738-8839) (together with K2B, the “Majority Shareholders”), and Comstock Fuels Corporation, a Nevada corporation (the “Purchaser”).

RECITALS

    The Majority Shareholders have agreed to procure that the Company issues to the Purchaser 7% Senior Secured Convertible Notes in the form attached to this Agreement as Exhibit B (each a “Note”), which shall be convertible on the terms stated therein into securities of the Company. The Notes and the securities issuable upon conversion of the Notes are collectively referred to herein as the “Securities.”

    On January 5, 2024, RenFuel and Comstock Inc., a Nevada corporation and the parent company of the Purchaser, entered into a Term Bridge Note pursuant to which and for value received, RenFuel promised to pay to the order of Comstock Inc. the sum of $250,000 plus interest as further set forth in such Term Bridge Note. The Parties have agreed to fully satisfy the Term Bridge Note by issuance of a Note at the Closing (as defined below).

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which hereby is acknowledged, the parties to this Agreement agree as follows:

1.Purchase and Sale of Securities.
1.1Sale and Issuance of the Notes. Subject to the terms and conditions of this Agreement:
(a)The Purchaser agrees to subscribe for, and the Majority Shareholders agree to procure that the Company issues to the Purchaser, Notes in twelve tranches of $250,000 each, up to the aggregate principal amount of $3,000,000 (the “Maximum Principal Amount”).
(b)At the Closing (as defined below), the Purchaser agrees to subscribe for, and the Majority Shareholders agree to procure that the Company issues to the Purchaser, a Note for (i) the first tranche to satisfy the Term Bridge Note, and (ii) the second tranche. At the Closing, the Company shall deliver the Note to the Purchaser against (i) set-off of the Term Bridge Note, and (ii) by payment of $250,000 by wire transfer to a bank account designated by the Company.

(c)The initial issuance and subscription pursuant to Section 1.1(b) will take place remotely via the exchange of documents, signatures, and funds at 10:00 a.m. Central Time on the date hereof, or at such other time and place as the Company, the Majority Shareholders and the Purchaser mutually agree upon (which time and place are designated as the “Closing”).
(d)The Majority Shareholders undertake to procure that the Company, without undue delay after the Closing, registers the issuance of the Note and the terms thereof with the Swedish Companies Registration Office.
1.2Subsequent Tranches.
(a)Upon satisfaction or waiver of the Subsequent Tranche Conditions (as defined below) and so long as the Company has not received an MAE Notice from the Purchaser on or before the MAE Notice Date (as defined below) applicable to the Subsequent Tranche Conditions, the Purchaser shall subscribe for, and the Majority Shareholders shall procure that the Company issues to the Purchaser, a Note on each funding date after the Closing set forth on Exhibit A under the heading “Subsequent Tranche Payments” (each, a “Subsequent Tranche”). With respect to the Subsequent Tranche Conditions, if the Company’s Board of Directors and the Purchaser each confirms in writing that the Subsequent Tranche Conditions have been achieved or satisfied, then the Subsequent Tranche Conditions will be deemed to be satisfied.
(b)Irrespective of what is set forth in Section 1.2(a) above, the Majority Shareholders shall only be obligated to procure that the Company issues a Note on each funding date after the Closing, provided that the Company has issued a written notice to the Purchaser requesting a Subsequent Tranche Payment on or before the tenth (10th) business day of each funding date after the Closing as set forth in Exhibit A.
(c)Upon satisfaction of the Subsequent Tranche Conditions, the Company shall deliver to the Purchaser a certificate (the “Milestone Closing Certificate”), certifying that (i) a majority of the Company’s Board of Directors has determined that the Subsequent Tranche Conditions have occurred or otherwise been satisfied; and (ii) no Material Adverse Event has occurred as of the date of such certificate. Within five (5) business days following delivery of the Milestone Closing Certificate by the Company to the Purchaser (the “MAE Notice Date”), the Purchaser may deliver to the Company a notice signed by a duly authorized representative of the Purchaser Representative (the “MAE Notice”) stating that in the good faith judgment of the Purchaser a Material Adverse Event with respect to the Company has occurred specifying in reasonable detail the facts and circumstances that the Purchaser believes resulted in such Material Adverse Event.
(d)The Majority Shareholders undertake to procure that the Company, without undue delay after the subscription and payment of each Note issued pursuant to the Subsequent Tranche Payments, registers the issuance of each Note and the terms thereof with the Swedish Companies Registration Office.
1.3Option. As part of the transactions contemplated by this Agreement, the Company has agreed to (i) grant the Purchaser an option to acquire the Company’s equity in RenFuel K2B Lignolproduktion AB (company Reg. No. 559095-1116) (“JVCo”), and (ii) to facilitate an option for the Purchaser to acquire the equity of Preem Aktiebolag (company Reg. No. 556072-6977) in RenFuel K2B Lignolproduktion AB, subject to the terms and conditions of the Option Agreement attached hereto as Exhibit E.
1.4Definitions. For the purpose of this Agreement, the following provisions have the following meanings:
(a)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
(b)“Common Stock” means the common stock (Sw. stamaktier), SEK 0.10 quota value (Sw. kvotvärde), per share, issued by the Company.
(c)“Company Intellectual Property” means any and all intellectual property and associated rights whether registered or unregistered including, without limitation: patents, patent applications, inventions (whether or not patentable and whether or not reduced to practice), utility models, industrial models, statutory invention registrations, invention disclosures, designs, design models, know-how, copyrights and associated rights, copyrightable works, copyright registrations, applications for copyright registration, mask works, mask work registrations, applications for mask work registration, trade secrets, Confidential Information, moral rights, computer software, data collections and databases, and any other intellectual property or proprietary rights eligible for protection under the laws of any country, state, or jurisdiction including registrations, applications, certificates of invention, divisionals, divisions, continuations, continuations-in-part, patents of addition, provisional applications, reissues, renewals, extensions, certificates of reexamination, foreign counterparts, international counterparts, and extensions of such rights, but exclusive of any trademark, and any currently or hereafter-existing algorithms, analytical data and procedures, assembly procedures, codes, computer programs, concepts, data and results, database rights, designs, drawings, experiences, formulae, formulations, ideas, information, ingredients, instructions, knowledge, manufacturing data and procedures, methods, methods, processes, techniques, notes, operations, plans, practices, procedures, process engineering information, process sheets, processes, recipes, sketches, skills, software, specifications, supplier and sourcing information, technical assistance, technical information, techniques, technology, tolerances, trade secrets, and the like, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
(d)“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

(e)“Governmental Authority” means any U.S. or non-U.S. federal, state, local, municipal, or other governmental authority, agency, judicial, administrative or other regulatory body having jurisdiction over the matter at issue.
(f)“Guaranty and Security Agreement” means that certain guarantee and security agreement between the SPV, the Company and the Purchaser, pursuant to which the SPV irrevocably provides a continuing and unconditional guarantee of all of the Company’s obligations under the Notes.
(g)“Key Employee” means each of Sven Löchen, Johan Löchen, Igor Lishajko, Timofey Liseev, Dr. Christian Dahlstrand, Dr. Marcus Jawerth and Dr. Joseph Samec.
(h)“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.
(i)“Material Adverse Event” means a material adverse effect on the business or financial condition of the Company, arising out of or relating to (1) the Company’s failure to be in material compliance with all applicable laws or regulations or any material contract; (2) any action or proceeding that is commenced against the Company involving the Company Intellectual Property in an amount over $50,000, including any claim alleging that the Company’s products violate the existing patents, copyrights or other intellectual property rights of any other party; (3) the discontinuation of services to the Company by any Key Employee unless such discontinuation of service is consented to by the Purchaser; (4) the Company’s failure to be in compliance in all material respects with Section 1.5 hereof.
(j)“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
(k)“Security Agreements” means (i) the Swedish law governed pledge agreement entered into on 19 April 2024 by and between the Purchaser as pledgee and K2B as pledgor as regards the shares in the Company owned by K2B, (ii) the Swedish law governed pledge agreement entered into on 19 April 2024 by and between the Purchaser as pledgee and the Company as pledgor as regards all the shares in the SPV, (iii) the Swedish law governed pledge agreement entered into on 19 April 2024 by and between the Purchaser as pledgee and the Company as pledgor as regards all the shares in FuelCo, and (iv) the Swedish law governed pledge agreement entered into on 19 April 2024 by and between the Purchaser as pledgee, the SPV as pledgor, the Company as pledgor and K2B as pledgor as regards certain patents owned by the relevant pledgor.
(l)“SPV” means RenFuel K2B Ipco AB (company Reg. No. 559473-0482), a special purpose company formed as a wholly-owned subsidiary of the Company for the sole purpose of holding the Company Intellectual Property.
(m)“Subsequent Tranche Conditions” means (i) no Event of Default has occurred and is continuing, (ii) shareholder or board resolution (as the case may be) approving the issuance of each Note to the Purchaser, (iii) all representations of the Company and the Majority Shareholders set forth in Section 3 are true and correct in all respects, (iv) no Material

Adverse Event, and (v) the Company requests the relevant Subsequent Tranche in writing (including email) as set forth in Section 1.2(b).
(n)“Subsidiaries” means each of (i) RenFuel K2B Materials AB (company Reg. No. 556979-8324), (ii) RenFuel K2B Lignolproduktion AB (company Reg. No. 559095-1116), (iii) Ren Fuel K2B Ipco AB (company Reg. No. 559473-0482), (iv) RenFuel K2B Opco AB (company Reg. No. 559473-0466) (“OPCo”), (v) RenFuel K2B Snowco AB (company Reg. No. 559473-0474) (“SnowCo”) and Goldcup 35104 AB (u.n.c.t. Renfuel K2B Fuels AB) (company Reg. No. 559478-6674) (“FuelCo”).
(o)“Transaction Documents” means (i) this Agreement, (ii) the Notes, (iii) the Security Agreements, (iv) the formation and organizational documents of the SPV, OPCo, SnowCo, and FuelCo, (v) the intellectual property assignment agreements between the Subsidiaries, the Company, the employees of the Company and certain principals of the Company, (vi) the Trademark Assignment Agreement between K2B and SPV, (vii) the license agreements between SPV, OPCo, Materials and FuelCo, (viii) the sublicense agreement between SnowCo and FuelCo, (ix) the exclusive sublicense agreement between FuelCo and the Purchaser, (x) the Guaranty and Security Agreement, (xi) the Exclusive License Agreement between the Purchaser and the Company dated as of October 11, 2023, (xii) shareholder or board resolutions (as the case may be) of the Company approving the issuance of each Note, (xiii) the Option Agreement, and (xiv) all floating charge certificates, share register notations, registrations with the Swedish patent and registration office or the European Union Intellectual Property Office, financing statements, floating charges or other filings or registrations required in order to attach or perfect the security interests contemplated in this Agreement, in each case, in the form and substance that is satisfactory to the Purchaser, the Majority Shareholders, the Company and/or the other parties thereto.
1.5Use of Proceeds. The Company shall use the proceeds from the issuance of the Notes for (i) operating and related expenses associated with the research, development and commercialization activities associated with production of lignocellulosic fuels and certain approved corporate purposes and (ii) transaction related expenses; provided that any such use of proceeds shall be made pursuant to a mutually agreed upon spend plan representing minimum baseline of research and development activities approved in advance in writing by the Purchaser.
2.Conversion; Maturity.
2.1Conversion. At any time after the Closing until all amounts due under the Notes have been paid in full, the Notes shall be convertible, in whole or in part, into shares of Common Stock at the option of the Purchaser, at any time and from time to time, as set forth below. The Purchaser shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of the Note(s) and/or any other amounts due under the Note(s) to be converted, and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the

Purchaser shall not be required to physically surrender the Note(s) to the Company unless the entire principal amount of this Note(s), all accrued and unpaid interest thereon and all other amounts due under the Note(s) have been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of the Note(s) in an amount equal to the applicable conversion amount. The Purchaser shall maintain a schedule showing the principal amount(s) and/or any other amounts due under the Note(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Purchaser shall be controlling and determinative in the absence of manifest error.
2.1Conversion Price. The number of shares of Common Stock to be issued will be calculated based upon the dollar amount to be converted divided by the post-money valuation for the Company, which shall be deemed to be equal to the lower of (i) $30,000,000 USD and (ii) the post-money valuation used as the basis for determining the per share purchase price in the Company’s then most recent offering. The conversion price may in no event be lower than SEK 300 for each share of Common Stock.
2.2Mechanics and Effect of Conversion. Upon conversion of the Note(s) pursuant to this Section 2, the Company shall, at the Company’s expense and as soon as practicable thereafter, procure that the Purchaser is entered as holder in the share register of the Company of such number of shares of Common Stock which such Purchaser is entitled upon such conversion.
2.3Maturity Date. The maturity date for each Note (the “Maturity Date”) shall be April 30, 2034.
2.4Capitalization Table. A capitalization table setting forth the equity ownership capitalization of the Company (including any and all outstanding instruments that are convertible into equity in the Company) immediately prior to the Closing, is attached hereto as Exhibit D.
2.5Shareholders Agreement. The Parties acknowledge that there is currently no shareholders agreement regarding the Company and agree to discuss in good faith and execute a mutually acceptable shareholders agreement regarding the shareholding of the Company as a post-Closing action.
3.Representations, Warranties and Covenants of the Company and the Majority Shareholders. The Company (to the extent legally permissible) and the Majority Shareholders hereby represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedules attached as Exhibit C to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 3 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Any reference to the Company’s knowledge in this Section 3, shall also refer to and include the knowledge of the Majority Shareholders.

3.1Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized and validly existing under the laws of Sweden and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
3.2Capitalization.
(a)The authorized capital of the Company consists, immediately prior to the Closing and as set forth in the capitalization table in Exhibit D, of:
(i)2,000,000 shares of Common Stock, 549,024 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable Swedish securities laws.
(ii)Zero shares of preferred stock.
(iii)23,931 warrants to subscribe for an equal number of shares of Common Stock (the “Warrants”). All of the outstanding Warrants have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable Swedish securities laws.
(iv)10,714 convertible notes that, taking into account interest are convertible into 11,785 shares of Common Stock (the “Convertibles”). All of the outstanding Convertibles have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable Swedish securities laws. However, the Convertibles have not been registered with the Swedish Companies Registration Office.
(b)Except for the conversion privileges of the Notes to be issued under this Agreement, the Warrants and the Convertibles, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock.
(c)Sufficient shares of the authorized but unissued capital stock of the Company have been reserved by appropriate corporate action in connection with the prospective conversion of the Notes, and the issuance of any shares issuable upon such conversion in accordance with the terms of the securities will, except for notification of conversion by the directors of the Company to the Swedish Companies Registration Office, not require any further corporate action by the shareholders or directors of the Company, will not be subject to preemptive rights in any present or future shareholders of the Company and will not conflict with any provision of any agreement to which the Company is a party or by which it is bound. The shares issuable upon the conversion of the Notes, when issued upon conversion or exercise of the securities in accordance with their respective terms, will be duly authorized, fully paid and nonassessable and will be free of any liens or encumbrances.

(d)The Company has obtained valid waivers of any rights by other parties to purchase any of the Notes and the securities issuable upon conversion of the Notes covered by this Agreement.
3.3Subsidiaries. Except as shown in Section 3.3 of the Disclosure Schedule, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. Except as shown in Section 3.3 of the Disclosure Schedule, the Company is not a participant in any joint venture, partnership or similar arrangement. There is no indebtedness, nor any agreements to incur any indebtedness, in or in relation to any of the Subsidiaries.
3.4Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Notes (and the capital stock of the Company issuable upon conversion of the Notes), has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing, and the issuance and delivery of the Notes has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company and the Majority Shareholders, shall constitute valid and legally binding obligations of the Company and the Majority Shareholders, enforceable against the Company and the Majority Shareholders in accordance with its terms.
3.5Valid Issuance. The Notes, when issued and subscribed for in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser.
3.6Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 4 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority (as defined below) is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for registering the issuance of the Note(s) with the Swedish Companies Registration Office, which will be made without undue delay after each issuance.
3.7Litigation. Except as shown in Section 3.7 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (a) against the Company or any officer, director or Key Employee (as defined below) of the Company arising out of their employment or board relationship with the Company; or (b) that questions the validity of this Agreement or the Notes or the right of the Company to enter into them or to consummate the transactions contemplated thereby; or (c) to the Company’s knowledge, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of the Company’s officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.
3.8Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Except as shown in Section 3.8 of the Disclosure Schedule, and other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. Section 3.8 of the Disclosure Schedule lists all Company Intellectual Property. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. The Company has not embedded any open source, copy-left or community source code in any of its products generally available or in development.
3.9Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Articles of Association, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated by this Agreement and the Notes will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (y) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.
3.10Agreements; Actions.
(a)Except as shown in Section 3.10 of the Disclosure Schedule, excluding this Agreement and the Notes, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company, as applicable, in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, as applicable, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.
(b)The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually or in the aggregate in excess of $50,000, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of subsections (ii) and (iii) of this Section 3.10(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.
(c)The Company is not a guarantor or indemnitor of any indebtedness of any other Person.
3.11Certain Transactions.
(a)Other than (i) standard employee benefits generally made available to all employees, and (ii) standard director and officer indemnification agreements approved by the Company’s Board of Directors, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants, Key Employees or any Affiliate thereof.
(b)Except as set forth on Section 3.11 of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors; (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or shareholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any contract with the Company.
3.12Financial Statements. The Company has delivered or made available to the Purchaser the unaudited financial statements of the Company (including balance sheet, income statement and statement of cash flows) as of December 31, 2023 (collectively, the “Company Financial Statements”). The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the Company Financial Statements to normal year-end adjustments. Except as set forth in the Company Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2023; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.
3.13Employee Matters.
(a)As of the Closing, Section 3.13 of the Disclosure Schedule sets forth the number of full-time and part-time employees at the Company and the number of consultants or independent contractors engaged by the Company. Section 3.13 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who is anticipated to receive compensation in excess of $50,000 for the fiscal year ending as of the Closing.
(b)To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of this Agreement or the Notes, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.
(c)The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.
(d)To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 3.13 of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
(e)Except for the Warrants and the Convertibles, the Company has not made any representations, understandings, arrangements or agreements regarding equity incentives to any officer, employees, director or consultant.
(f)Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.
(g)Section 3.13 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to applicable laws and regulations. The Company has made all required contributions and has no liability to any such employee benefit plan and has complied in all material respects with all applicable laws for any such employee benefit plan.
(h)The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company or the Majority Shareholders aware of any labor organization activity involving the Company’s employees.
(i)To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated)

of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Governmental Authority to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.
3.14Tax Matters. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.
3.15Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.
3.16Employee Agreements. Each current and former employee, independent contractor and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered or made available to the Purchaser Representative (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered or made available to the Purchaser Representative. The Company is not aware that any of its Key Employees is in violation of any agreement covered by this Section 3.16.
3.17Corporate Documents. The Articles of Association of the Company are in the form made available to the Purchaser. The copy of the minute books of the Company made available to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.
3.18Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published hazardous or toxic waste sites published by any Governmental

Authority; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.
3.19Absence of Liens. The property and assets that the Company owns are free and clear of all liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.
3.20Changes. With respect to the Closing, since December 31, 2023, there has not been:
(a)any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Company Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;
(b)any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;
(c)any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
(d)any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;
(e)any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;
(f)any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;
(g)any resignation or termination of employment of any officer or Key Employee of the Company;
(h)any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(j)any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
(k)any sale, assignment, license, sublicense, lease or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;
(l)receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
(m)to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or
(n)any arrangement or commitment by the Company to do any of the things described in this Section 3.20.
3.21Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
3.22Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the knowledge of the Company, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.
4.Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company and the Majority Shareholders as of the date hereof that:
4.1Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.2Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company and the Majority Shareholders, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Securities to be subscribed for by the Purchaser will be subscribed for, for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Securities. The Purchaser has not been formed for the specific purpose of acquiring any of the Securities.
4.3No Public Market. The Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.
5.Conditions Subsequent. As conditions subsequent to the Closing, the Majority Shareholders hereby undertake to procure that:
(a)the Convertibles are fully settled through a share issue by way of set-off (Sw. kvittningsemission) of no more than 11,785 shares of Common Stock no later than on June 30, 2024;
(b)the Company completes an independent third-party valuation of the Company Intellectual Property and the technology of the Company on or before December 31, 2024;
(c)the Purchaser is invited to participate in the valuation of the Company Intellectual Property and the technology of the Company pursuant to Section 5(b) above;
(d)the employees of the Company that do not execute (i) addendums to their employment agreements, and (ii) confirmations of assignment of intellectual property rights on Closing, execute and deliver such documents to the Company in substantially the form agreed between the Parties at Closing no later than on June 30, 2024; and
(e)the Company observes and responds to its undertakings and commitments under each Note.
6.Conditions of the Purchaser’s Obligations. The obligations of the Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Purchaser:
6.1Representations and Warranties. The representations and warranties of the Company and the Majority Shareholders contained in Section 3 shall be true, correct and complete in all material respects on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of the Effective Date.

6.2Execution and Delivery of Transaction Documents.  Each of the Transaction Documents shall have been executed and delivered.
6.3Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall have been obtained and be effective as of the Effective Date.
6.4Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.
7.Conditions of the Company’s Obligations. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:
7.1Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true, correct and complete on and as of the Effective Date with the same effect as though such representations and warranties had been made on and as of the Effective Date.
7.2Qualifications. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall have been obtained and effective as of the Effective Date.
7.3Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.
8.Miscellaneous.
8.1Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
8.2Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Sweden.
8.3Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity of the Agreement, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three (3) arbitrators. The place of arbitration shall be Stockholm, Sweden, and the language to be used in the arbitral proceedings shall be English, unless otherwise agreed. The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Parties to this Agreement.  This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way its rights vis-à-vis the other Parties in connection with the dispute, or if the Party is obliged to disclose such information pursuant to a statute, regulation, a decision by an authority, a stock exchange contract or similar.
8.4Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
8.5Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
8.6Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.6. If notice is given to the Company or the Majority Shareholders, a copy shall also be sent to Advokatfirman CARTHIEL AB, Birger Jarlsgatan 14, SE-114 34 Stockholm, Sweden, Attn. Daniel Thiel, daniel.thiel@carthiel.com, and if notice is given to the Purchaser, a copy shall also be given to Foley & Lardner LLP, 777 E. Wisconsin Avenue, Wisconsin 53202, Attn: Clyde Tinnen, Esq., ctinnen@foley.com.
8.7Amendments and Waivers. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company, the Majority Shareholders and the Purchaser; provided that the Purchaser may, without the consent of the Company or the Majority Shareholders, update Exhibit A from time to time to reflect each Subsequent Tranche, conversions and payments.
8.8Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.
8.9Entire Agreement. This Agreement (including the Exhibits hereto) and the Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
8.10No Commitment for Additional Financing. The Company and the Majority Shareholders acknowledge and agree that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Notes up to the Maximum Principal Amount, as set forth herein and subject to the conditions set forth herein. In addition, the Company and the Majority Shareholders acknowledge and agree that (a) no statements, whether written or oral, made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (b) the Company and the Majority Shareholders shall not rely on any such statement by the Purchaser or its representatives and (c) an obligation, commitment or agreement to provide or assist the Company and the Majority Shareholders in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser, the Company and the Majority Shareholders, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company and the Majority Shareholders in obtaining any financing, investment or other assistance.

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        IN WITNESS WHEREOF, the undersigned has executed this Securities Purchase Agreement to be effective as of the date first set forth above.

COMPANY: REN FUEL K2B AB By: /s/ Sven Löchen Name: Sven Löchen Title: Chief Executive Officer Address for Notices:

Signature page to Securities Purchase Agreement
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        IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement to be effective as of the date first set forth above.

MAJORITY SHAREHOLDERS: KAT2BIZ AB By: /s/ Sven Löchen Name: Title: Address for Notices: BÄLLSTAUDDE FÖRVALTNING AB By: /s/ Mats Odell Name: Title: Address for Notices:

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

PURCHASER COMSTOCK FUELS CORPORATION By: /s/ Corrado De Gasperis Name: Corrado De Gasperis Title: Chief Executive Officer Address for Notices:

Signature page to Securities Purchase Agreement
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EXHIBIT A
ADVANCES

[Information has been omitted from the filed version of the exhibit.]

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EXHIBIT B
FORM OF SENIOR SECURED CONVERTIBLE
NOTE

[Information has been omitted from the filed version of the exhibit.]

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EXHIBIT C

DISCLOSURE SCHEDULE

[Information has been omitted from the filed version of the exhibit.]

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EXHIBIT D

CAPITALIZATION TABLE

[Information has been omitted from the filed version of the exhibit.]

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EXHIBIT E

OPTION AGREEMENT

[Information has been omitted from the filed version of the exhibit.]
B-5
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